                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                 WATERLINK, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    94155N105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                             Edwin T. Robinson, Esq.
                            President of Mayson, Inc.
         General Partner of River Cities Management Limited Partnership
        General Partner of River Cities Capital Fund Limited Partnership
                       221 East Fourth Street, Suite 2250
                            Cincinnati, OH 45202-4147
                                 (513) 621-9700
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            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                December 31, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CUSIP NO. 91455N105
          ---------
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         River Cities Capital Fund Limited Partnership, 31-1413379


--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [X]

                                                              (b)      [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

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           NUMBER            5.  SOLE VOTING POWER
             OF
           SHARES            6.  SHARED VOTING POWER                  636,250
        BENEFICIALLY
          OWNED BY
            EACH             7.  SOLE DISPOSITIVE POWER
          REPORTING
           PERSON
            WITH             8.  SHARED DISPOSITIVE POWER             636,250


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         636,250

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9. EXCLUDES
         CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         5.31%

CUSIP NO. 91455N105
          ---------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         River Cities Management Limited Partnership, 31-1413380


--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [X]

                                                              (b)      [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------

           NUMBER          5.  SOLE VOTING POWER
             OF
           SHARES          6.  SHARED VOTING POWER                     636,250
        BENEFICIALLY
          OWNED BY
            EACH           7.  SOLE DISPOSITIVE POWER
          REPORTING
           PERSON
            WITH           8.  SHARED DISPOSITIVE POWER                636,250


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         636,250

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9. EXCLUDES
         CERTAIN SHARES                                                  [  ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         5.31%

CUSIP NO. 91455N105
          ---------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mayson, Inc., 31-1413369


--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [X]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Ohio

--------------------------------------------------------------------------------

           NUMBER           5.  SOLE VOTING POWER
             OF
           SHARES           6.  SHARED VOTING POWER                636,250
        BENEFICIALLY
          OWNED BY
            EACH            7.  SOLE DISPOSITIVE POWER
          REPORTING
           PERSON
            WITH            8.  SHARED DISPOSITIVE POWER           636,250


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         636,250

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9. EXCLUDES
         CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         5.31%

CUSIP NO. 91455N105
          ---------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Glen Mayfield


--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]

                                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

--------------------------------------------------------------------------------

           NUMBER          5.  SOLE VOTING POWER
             OF
           SHARES          6.  SHARED VOTING POWER                    636,250
        BENEFICIALLY
          OWNED BY
            EACH           7.  SOLE DISPOSITIVE POWER
          REPORTING
           PERSON
            WITH           8.  SHARED DISPOSITIVE POWER               636,250


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         636,250

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9. EXCLUDES
         CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         5.31%

CUSIP NO. 91455N105
          ---------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Edwin T. Robinson


--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

--------------------------------------------------------------------------------

           NUMBER         5.  SOLE VOTING POWER
             OF
           SHARES         6.  SHARED VOTING POWER                   636,250
        BENEFICIALLY
          OWNED BY
            EACH          7.  SOLE DISPOSITIVE POWER
          REPORTING
           PERSON
            WITH          8.  SHARED DISPOSITIVE POWER              636,250


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         636,250

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9. EXCLUDES
         CERTAIN SHARES                                               [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         5.31%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS



ITEM 1(a).        NAME OF ISSUER

         This statement on Schedule 13G relates to the shares of common stock of Waterlink, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         4100 Holiday Street, N.W.
         Canton, Ohio  44718-2532

ITEM 2(a).        NAME OF PERSON FILING.

         See Exhibit A attached.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE

         221 East Fourth Street, Suite 2250
         Cincinnati, OH 45202-4147

ITEM 2(c).        CITIZENSHIP.

         Not applicable

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

         Common Stock, Par Value $.001 per Share

ITEM 2(e).        CUSIP NUMBER.

         94155N105

ITEM 3.           TYPE OF PERSON FILING IS A

          (a)  [  ]  Broker or Dealer registered under Section 15 of the Act
          (b)  [  ]  Bank as defined in section 3(a)(6) of the Act
          (c)  [  ]  Insurance company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

          (g)  [ ] Parent Holding Company

          (h)  [X] Group

ITEM 4.            OWNERSHIP

         (a)       Amount Beneficially Owned:

                   636,250 shares of common stock, par value $.001 per share

         (b)       Percent of Class

                   River Cities Capital Fund Limited Partnership ("River Cities") believes that there are 11,972,943 outstanding shares of common stock and therefore River Cities' ownership of 636,250 shares of Waterlink, Inc.'s common stock is 5.31% of this class.

         (c)       Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote:                        N/A
                   (ii)     shared power to vote or to direct the vote:                  636,250
                   (iii)    sole power to dispose or to direct the disposition of:           N/A
                   (iv)     shared power to dispose or to direct the disposition of:     636,250

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON:

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

         Date:    February 6, 1998.
                  -----------

                  RIVER CITIES CAPITAL FUND LIMITED PARTNERSHIP

                   By:
                       ---------------------------------------------------------
                          Edwin T. Robinson, President
                          of Mayson, Inc., General Partner of River Cities Management Limited Partnership, General Partner of River Cities Capital Fund Limited Partnership

                   RIVER CITIES MANAGEMENT LIMITED PARTNERSHIP

                   By:
                       ---------------------------------------------------------
                          Edwin T. Robinson, President
                          of Mayson, Inc., General Partner of River Cities Management Limited Partnership

                   MAYSON, INC.

                   By:
                       ---------------------------------------------------------
                          Edwin T. Robinson, President
                          of Mayson, Inc.


                   -------------------------------------------------------------
                   R. GLEN MAYFIELD

                   -------------------------------------------------------------
                   EDWIN T. ROBINSON

                                                                       Exhibit A
                                                                       ---------



                        Item 2(a). Name of Person Filing



This statement is filed by:

         Direct beneficial owner:

                  River Cities Capital Fund Limited Partnership

         Indirect beneficial owner:

                  River Cities Management Limited Partnership, General Partner
                      of River Cities Capital Fund Limited Partnership
                  Mayson, Inc., General Partner of River Cities Management
                      Limited Partnership
                  R. Glen Mayfield, owner of 50% of the outstanding common stock of Mayson, Inc.
                  Edwin T. Robinson, owner of 50% of the outstanding common
                      stock of Mayson, Inc.

                                                                       EXHIBIT B
                                                                       ---------


                       AGREEMENT REGARDING JOINT FILING OF
                                   SCHEDULE G
                    -----------------------------------------


The undersigned hereby agree as follows:

                  (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

                  (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:   February 6, 1998

                  RIVER CITIES CAPITAL FUND LIMITED PARTNERSHIP
                  By:
                     -----------------------------------------------------------
                     Edwin T. Robinson, President
                     of Mayson, Inc., General Partner of River Cities Management Limited Partnership, General Partner of River Cities Capital Fund Limited Partnership

                  RIVER CITIES MANAGEMENT LIMITED PARTNERSHIP

                  By:
                     -----------------------------------------------------------
                     Edwin T. Robinson, President
                     of Mayson, Inc., General Partner of River Cities Management Limited Partnership

                  MAYSON, INC.

                  By:
                     -----------------------------------------------------------
                     Edwin T. Robinson, President
                     of Mayson, Inc.


                  --------------------------------------------------------------
                  R. GLEN MAYFIELD


                  --------------------------------------------------------------
                  EDWIN T. ROBINSON